AXA PREMIER VIP TRUST
Rule 10f-3 TRANSACTIONS SUMMARY
(SECURITIES PURCHASED IN AN OFFERING IN WHICH AN AFFILIATED UNDERWRITER PARTICIPATES)
"For the period January 1, 2013 - June 30, 2013"

  Underwriter    "Commission,"
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

Multimanager Core Bond Portfolio - BlackRock 01/08/13 "Merrill Lynch, Pierce, Fenner & Smith Inc. " "$200,000,000" "$3,000,000,000" $99.444 0.450% Bank of America Corporation PNC Capital Markets LLC

Multimanager Core Bond Portfolio - BlackRock 01/08/13 "Goldman, Sachs & Co. " "$113,555,000" "$1,700,000,000" $99.161 0.650% Comcast Corporation PNC Capital Markets LLC

Multimanager Small Cap Growth Portfolio - Morgan Stanley 05/17/13 Goldman Sachs "$254,200,000" "$14,027,500" $31.000 7.00% Tableau Software Inc. Morgan Stanley & Co